EXHIBIT 99
News Release
FOR IMMEDIATE RELEASE
January 28, 2010

Contact:	Jeff. D. Kniese President and Chief Executive Officer Telephone: 937-548-4158
GREENVILLE FEDERAL FINANCIAL CORPORATION REPORTS EARNINGS FOR THE SECOND QUARTER ENDED DECEMBER 31, 2009 AND DECLARES DIVIDEND
Greenville, Ohio, January 28, 2010. Greenville Federal Financial Corporation (the “Corporation”) (OTCBB: GVFF), today announced the Corporation’s financial results for the second fiscal quarter. For the quarter ended December 31, 2009, the Corporation reported net income of $82,000, or $0.04 per diluted share, compared to a net loss of $1.5 million, or $0.66 per share, for the same quarter in 2008.
The quarter-to-quarter increase in net income was attributed primarily to the lack of a non-cash impairment charge on investment securities during the second quarter of fiscal year 2010. During the second quarter of fiscal year 2009, the Corporation incurred a non-cash impairment charge on investment securities of approximately $1.5 million resulting from an investment by the Corporation’s subsidiary, Greenville Federal, in the AMF Ultra Short Mortgage Fund (the “Fund”). The Fund stabilized in the second half of fiscal year 2009, and no impairment charge was necessary in the first two quarters of fiscal year 2010. At December 31, 2009, the Corporation’s investment in the Fund ended in an unrealized gain position of $452,000. The change in performance of the Fund is the primary reason for the quarter-to-quarter improvement in net income. As of December 31, 2009 Greenville Federal’s investment in the Fund had a fair market value of $11.8 million.
In addition to the impairment charge, the increase in net income from the second quarter of fiscal year 2009 to the same quarter of fiscal year 2010 reflected a decrease of $198,000, or 15.5%, in general, administrative, and other expense, partially offset by an increase of $32,000, or 64.0%, in provision for losses on loans, a $24,000, or 2.2%, decrease in net interest income and a $60,000, or 166.7%, increase in federal income tax expense.
The decrease in net interest income was attributed to a $127,000 decrease in interest income and a $103,000 decrease in interest expense. The decrease in general, administrative and other expense was due primarily to a $170,000 decrease in provision for losses on real estate owned, an $87,000 decrease in employee compensation and benefits, and a $14,000 decrease in data processing expense, which were partially offset by an $83,000 increase in other operating expense. The increase in other operating expense was due primarily to an increase of $49,000 in legal expenses and a $41,000 increase in FDIC insurance premiums.
The Corporation recorded net income of $143,000 for the six months ended December 31, 2009, compared to a net loss of $2.7 million for the same period in 2008. Comparing the six months ended December 31, 2008, to the six months ended December 31, 2009, net interest income decreased 2.3%, the provision for losses on loans increased 204.0% to $152,000, other income decreased 0.20%, and general, administrative and other expense decreased 7.2%. The decrease in general, administrative and other expense was due primarily to the decrease in provision for losses on real estate owned.
The Corporation reported total assets of $123.8 million at December 31, 2009, total liabilities of $106.0 million, including deposits of $75.8 million, and total stockholders’ equity of $17.7 million.
The Corporation also announced that the Board of Directors has declared a cash dividend of $0.07 per share of the Corporation’s common stock. The dividend is to be paid on February 12, 2010, to stockholders of record as of January 29, 2010.
Greenville Federal Financial Corporation is the holding company for Greenville Federal, a federally chartered savings bank headquartered in Greenville, Ohio. Greenville Federal attracts deposits from, and makes loans in, the Ohio counties of Darke, Preble, Auglaize, Miami, Shelby and Mercer and the Indiana counties of Randolph and Wayne.

GREENVILLE FEDERAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	December 31,	June 30,
	2009	2009
	(Unaudited)
ASSETS
Cash and cash equivalents	$8,039	$4,474
Investment securities	11,792	11,899
Loans receivable	92,476	91,663
Other assets	11,445	11,534

Total assets	$123,752	$119,570

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$75,814	$72,918
Advances from the FHLB	29,058	26,903
Other liabilities	1,158	1,135

Total liabilities	106,030	100,956

Stockholders’ equity	17,722	18,614

Total liabilities and stockholders’ equity	$123,752	$119,570

GREENVILLE FEDERAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Six months ended		Three months ended
	December 31,		December 31,
	2009	2008	2009	2008
Total interest income	$3,200	$3,450	$1,589	$1,716
Total interest expense	1,112	1,312	546	649

Net interest income	2,088	2,138	1,043	1,067
Provision for losses on loans	152	50	82	50

Net interest income after provision for losses on loans	1,936	2,088	961	1,017
Other income	453	454	227	227
Impairment charge on investment securities	—	2,848	—	1,456
General, administrative and other expense	2,209	2,380	1,082	1,280

Income (loss) before income taxes	180	(2,686)	106	(1,492)
Income taxes	37	18	24	(36)

NET INCOME (LOSS)	$143	$(2,704)	$82	$(1,456)

EARNINGS (LOSS)
PER SHARE — basic and diluted	$0.06	$(1.22)	$0.04	$(0.66)